EXHIBIT 10.12

                         FUTURE ADVANCE PROMISSORY NOTE

$260,000.08                                                 December 30, 1997

     For value received the undersigned promises to pay to the order of THE HUNTINGTON NATIONAL BANK, a national banking corporation, at its principal office at 685 S. Babcock Street, Melbourne, Florida 32901, the principal sum of Two Hundred Sixty Thousand and 08/100 Dollars ($260,000.08), together with interest from date hereof on unpaid principal at the rate of one and one-half (1.50%) percent per annum in excess of The Huntington National Bank's Prime Commercial Lending Rate ("Rate"), with the amount of interest payable to be adjusted from time to time as the Rate changes. Principal and interest shall be payable upon demand.

     Nothing herein, nor any transaction related thereto, shall be construed or so operate as to require the maker to pay interest at a greater rate than is lawful in the State in which the loan described herein is to be performed. Should any interest or other charges paid by the maker in connection with the loan evidenced by this Note result in the computation or earning of interest in excess of the maximum legal rate of interest which is legally permitted under the laws of the State of Florida, then any and all such excess shall be, and the same is hereby waived by the payee, and any and all such excess shall be automatically credited against and in reduction of the balance due under this indebtedness, and the portion of said excess which exceeds the balance due under this Note shall be paid by the payee to the maker.

     Interest hereunder shall be charged only on the sums advanced from the date of advance to the date of repayment and interest from the date of this Note to the date of advance is waived. Interest hereunder, if on an annual basis, shall be computed on the basis of a 360 day year.

     Each maker and endorser further agree, jointly and severally, to pay all costs of collection, including a reasonable attorney's fee and all costs of levy or appellate proceedings and/or review in case the principal of this Note or any payment on the principal or any interest thereon is not paid at the respective maturity thereof, or in case it becomes necessary to protect the security hereof, whether suit be brought or not.

     The principal, or any installment of principal, unless paid when due shall bear interest after maturity at the maximum rate permitted by the laws of the State of Florida.

     Time is of the essence hereof. Upon default in the principal and/or interest due hereunder or on any notes held by the payee hereunder and given by the maker hereof, or upon a default of any agreement or mortgage or any ancillary documents executed in connection therewith, then all payments due hereunder and on all other notes, held by the payee and given by maker hereof and remaining unpaid, shall forthwith, at the option of the holder of this Note, become due and payable notwithstanding their tenor.

                                       "Maker"

                                       SMART CHOICE AUTOMOTIVE GROUP,
Attest:                                INC., a Florida corporation


/s/ James Neal Hutchinson, Jr.          By: /s/ Joseph E. Mohr
------------------------------          -------------------------------
J. Neal Hutchinson, Jr.,                    Joseph E. Mohr, Chief Financial
Assistant Secretary                         Officer

                                (Corporate Seal)
Maker's Address:

5200 S. Washington Street
Titusville, Florida 32780